SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement

Northern Lights Fund Trust II

(Name of Registrant as Specified in its Charter)

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INFLATION HEDGES STRATEGY FUND

Class A Shares (Symbol: INHAX)

Class C Shares (Symbol: INHCX)

Class I Shares (Symbol: INHIX)

Class R Shares (Symbol: INHRX)

a series of Northern Lights Fund Trust II

17605 Wright Street

Omaha, NE 68130

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to the appointment of an additional sub-adviser for Inflation Hedges Strategy Fund (the “Fund”), a series of Northern Lights Fund Trust II (the “Trust”).

Specifically, the Board of Trustees of the Trust (the “Board”) approved the appointment of NBW Capital LLC, formerly known as Taylor Investment Counselors LLC (“NBW Capital” or the “New Sub-Adviser”), as a new sub-adviser to manage a portion of the Fund’s assets. In conjunction with such appointment, the Board approved (i) a new sub-investment advisory agreement, on behalf of the Fund, between North Peak Asset Management LLC (the “Adviser”), the Fund’s investment adviser, and NBW Capital. As was previously communicated to you in a supplement to the Fund’s Prospectus, dated October 24, 2014, the New Sub-Adviser began managing its allocated portion of the Fund’s investment portfolio on October 27, 2014.

Further information about the New Sub-Adviser and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call [1-___-___-____].

Sincerely,

Kevin E. Wolf

President

Northern Lights Fund Trust II

January __, 2015

2

INFLATION HEDGES STRATEGY FUND

Class A Shares (Symbol: INHAX)

Class C Shares (Symbol: INHCX)

Class I Shares (Symbol: INHIX)

Class R Shares (Symbol: INHRX)

a series of Northern Lights Fund Trust II

17605 Wright Street

Omaha, NE 68130

Information Statement

This Information Statement is being furnished by the Board of Trustees (the “Board”) of Northern Lights Fund Trust II (the “Trust”), on behalf of Inflation Hedges Strategy Fund (the “Fund”), a series of the Trust, to inform shareholders of the Fund about the appointment of NBW Capital LLC, formerly known as Taylor Investment Counselors LLC (“NBW Capital” or the “New Sub-Adviser”) as an additional sub-adviser for the Fund.

In connection with the appointment of the New Sub-Adviser, the Board approved (i) a new sub-investment advisory agreement (the “Sub-Advisory Agreement”), on behalf of the Fund, between North Peak Asset Management LLC (the “Adviser”), the Fund’s investment adviser, and NBW Capital ( the “New Sub-Advisory Agreement”). The appointment of the New Sub-Adviser and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of the Adviser, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”) issued to the Trust and the Adviser dated September 23, 2014 (the “Exemptive Order”).

This Information Statement is being mailed on or about January [__], 2015 to shareholders of record of the Fund as of January [__], 2015. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 17605 Wright Street, Omaha, NE 68130. A copy of the Fund’s most recent Semi-Annual Report is available upon request, without charge, by writing to the Trust at 17605 Wright Street, Omaha, NE 68130, visiting www.northpeakam.com or calling toll-free [1-___-___-____].

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND’S MOST RECENT SEMI-ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT [www.____________.com]

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a “multi-manager” approach by selecting one or more sub-advisers to manage the Fund’s assets. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Trust, on behalf of the Fund, and the Adviser have obtained the Exemptive Order from the SEC, which permits the Fund and the Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with the Adviser, and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by the Adviser to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders. In addition, pursuant to the Exemptive Order, it is not necessary to disclose the sub-investment advisory fee payable by the Adviser separately to a sub-adviser that is an affiliate in documents filed with the SEC and provided to shareholders; such fees would be aggregated with fees payable to the Adviser.

The Fund and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser’s retention. This Information Statement provides such notice of the retention of the New Sub-Adviser and presents details regarding the New Sub-Advisers and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is North Peak Asset Management LLC, located at 457 Washington Street, Duxbury, MA 02332.  The Adviser is a Limited Liability Company organized in the state of Delaware and exists as a registered investment adviser under the Investment Advisers Act of 1940. The firm has been in business since November of 2011, and the principal owners are Michael Jay Hanus, Manager of NPAM, and Bay Hill Capital Management LLC.  As of December 31, 2014, the Adviser managed $[__] on behalf of its clients, the whole of which is managed on a discretionary basis.  Additional information is available at www.northpeakam.com.

The Adviser provides management services to the Fund pursuant to an investment advisory agreement (the “Advisory Agreement”) between the Trust, on behalf of the Fund, and the Adviser, dated March 6, 2012. Pursuant to the Advisory Agreement, the Adviser provides investment management of the Fund’s portfolio in accordance with the Fund’s investment objective and policies and limitations as stated in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, the Adviser obtains and provides investment research and supervises the Fund’s continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets. The Adviser furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.

The Advisory Agreement permits the Adviser to enter into sub-investment advisory agreements with one or more sub-advisers. The Advisory Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund or the Adviser (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement is terminable without penalty by the Trust on behalf of the Fund upon 60 days’ prior written notice when authorized either by a majority vote of the applicable Fund’s shareholders or by a vote of a majority of the Board of Trustees, or by the Adviser upon 60 days’ prior written notice, and will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).  The Advisory Agreement provides that the Adviser, under such agreement, shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Fund, except for willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder.  The Advisory Agreement was last approved by the Board, with respect to the Fund, at a meeting held on March 6, 2012, and by the Fund’s initial shareholder on February 3, 2013. A discussion regarding the basis for the Board approving the Advisory Agreement is available in the Fund’s annual report for the period ended November 30, 2013.

The Adviser, directly subject to the supervision of the Board of Trustees, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Trust’s organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund’s records and the registration of the Fund’s shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Trustees.

Pursuant to the Advisory Agreement, the Fund pays the Adviser a management fee at the annual rate of 1.60% of the Fund’s average daily net assets.

The fee is computed daily and payable monthly. The Adviser has agreed contractually to waive its management fee and to reimburse operating expenses (excluding any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses such as litigation) at least until March 31, 2016, such that net annual fund operating expenses of the Fund do not exceed the percentages in the table below.  This operating expense limitation agreement can be terminated only by, or with the consent of, the Board of Trustees.  The Adviser is permitted to receive reimbursement of any excess expense payments paid by it pursuant to the operating expense limitation agreement in future years on a rolling three year basis, as long as the reimbursement does not cause the Fund’s annual operating expenses to exceed the expense cap. Fee waiver and reimbursement arrangements can decrease the Fund’s expenses and increase its performance.

Share Class	Expense Cap	Minimum Duration
Class A	1.88%	March 31, 2016
Class C	2.63%	March 31, 2016
Class I	1.63%	March 31, 2016
Class R	1.88%	March 31, 2016

Officers of the Adviser

The following persons are officers of the Adviser: Mike Hanus, Managing Member; Cory Pavlik, Chief Financial Officer, Chief Compliance Officer and Member; Alex Petro, Member; Gary Gallagher, Member; and William Neville, Member. The address of each officer of the Adviser is 457 Washington Street, Duxbury, MA 02332.

NEW SUB-ADVISER

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Trustees, at an in-person Board meeting held October 20-21, 2014 (the “Meeting”), unanimously approved (i) the appointment of the New Sub-Adviser to serve as sub-adviser for the Fund and (ii) the New Sub-Advisory Agreement between Adviser and the New Sub-Adviser with respect to the Fund.

NBW Capital

NBW Capital is located at 101 Federal Street, 22nd Floor, Boston, MA 02110-2509. As of October 31, 2014, NBW Capital had approximately $492 million in discretionary assets under management.

NBW Capital was founded in 1991 doing business as Taylor Investment Associates. In January 2008, Taylor Investment Associates changed its legal business name to Taylor Investment Counselors and, in October 2014, Taylor Investment Counselors changed its legal business name to NBW Capital LLC.  NBW Capital is owned by three investment management professionals, Bernard E. Niedermeyer, Christopher M. Blakely and Michael T. Whitney.  NBW Capital is 100% employee owned.  NBW Capital is a registered investment adviser with the U.S. Securities and Exchange Commission and is organized as a limited liability company under the laws of the Commonwealth of Massachusetts. NBW Capital has been providing investment advisory services to individuals, families, trusts estates and institutions such as, but not limited to, corporations, ERISA plans and not-for-profit organizations for 23 years.

NBW Capital investment philosophy is driven by the goal of maximization of total return on a risk adjusted basis.  Portfolios are comprised of the best 20 – 25 separate master limited partnerships (“MLPs”) that exhibit the best risk adjusted total return prospects. A key component of NBW Capital’s investment process is management meetings and NBW Capital meets with dozens of MLP managers every year.

NBW Capital’s Investment Committee consists of the three partners, Bernard E. Niedermeyer, Christopher M. Blakely and Michael T. Whitney (the “Investment Committee”). On a formal basis, the Investment Committee formerly meets every other week.  As needed, the Investment Committee meets more frequently on an informal basis.  The Investment Committee as a whole makes all buy and sell decisions.  NBW Capital manages portfolios from dual “macro” and “micro” perspectives as well as an ever present income and growth emphasis.  All three partners are engaged in every aspect of the investment management process.

Bernard E. Niedermeyer, Christopher M. Blakely and Michael T. Whitney are the portfolio managers responsible for the day-to-day management of the portion of the Fund’s portfolio that is managed by NBW Capital.

Ben E. Niedermeyer CFA - Senior Partner, Chief Investment Officer.  Ben E. Niedermeyer has been an investment professional for 39 years.  He started his investment management career in 1975 as a fixed income portfolio manager for the State of Montana’s Board of Investments.  After four years in that position, he moved onto Rainier National Bank in Seattle for two years as a security analyst and then to Janus Capital Corporation for eight years. He left there and joined Ferguson & Wellman, Inc., a Portland, Oregon money manager.  In 1989, he became an equity portfolio manager with The Boston Company.  In 1992, he became Vice President of Investment Research and Portfolio Manager at Harbor Capital Management where he became Managing Director and stayed until 2003.  He graduated from Carroll College in 1973 with a BA in Business and received his MBA in finance from the University of Oregon in 1975. He achieved his Chartered Financial Analyst designation in 1980. He is also a member of the Board of Trustees for Carroll College and a member of the Board of Directors for the New England Center for Children.

Christopher M. Blakely - Partner, Chief Operating Officer. Chris M. Blakely has been an investment professional for 15 years.  He joined the Adviser in 2001, having worked at Standish, Ayer & Wood where he was part of the Institutional Equity Group. He then moved within Standish, Ayer & Wood to the Taxable Client Group as an assistant portfolio manager for individuals, trusts, and foundations.  In this role, he gained extensive experience in the management of highly appreciated and individualized portfolios.  He earned a B.S. from Colorado State University in 1996.

Michael T. Whitney, CFA - Partner, Director of Research.  Michael T. Whitney has concentrated on investment research in his 23 year financial career.  He joined the Adviser at the beginning of 2004 from Investors Bank & Trust Co. where he was a senior financial analyst in corporate strategy.  He previously worked as a sell-side research analyst at Tucker Anthony Capital Markets and Advest, Inc.  He also spent time in two large financial institutions engaged in fund accounting, business analysis and portfolio administration.  He graduated from North Adams State College in 1989 with a BA in History and from Boston University in 1995 with an MBA, concentrating in finance. He achieved his Chartered Financial Analyst designation in 1999.

NBW Capital was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting. NBW Capital is not affiliated with the Adviser, and NBW Capital discharges its responsibilities subject to the oversight and supervision of the Adviser. Under the Sub-Advisory Agreement, the Adviser, and not the Fund, compensates NBW Capital out of the fee the Adviser receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Adviser as a consequence of the addition of NBW Capital or the implementation of the Sub-Advisory Agreement. The fees paid by the Adviser to NBW Capital depend upon the fee rates negotiated by the Adviser and on the percentage of the Fund’s assets allocated to NBW Capital. In accordance with procedures adopted by the Board, NBW Capital may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control NBW Capital by virtue of ownership of stock or other interests of NBW Capital: Bernard E. Niedermeyer, Christopher M. Blakely and Michael T. Whitney.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement. The New Sub-Advisory Agreement will continue until October 20, 2016, and thereafter are subject to annual approval by the Board, including a majority of the Independent Trustees.

The New Sub-Advisory Agreement provides that, subject to the Adviser’s supervision and approval, the New Sub-Adviser provides investment management of the portion of the Fund’s assets allocated to them. The New Sub-Adviser, among other duties, is authorized and directed, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information as currently in effect, and subject to the directions of the Adviser and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of the portion of the Fund’s assets allocated to them and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the portion of the Fund’s assets allocated to them.  The New Sub-Adviser also will perform certain other administrative and compliance-related functions in connection with the management of their respective allocated portions of the Fund’s assets.  The New Sub-Advisory Agreement provides that NBW Capital shall act in accordance with the Investment Advisers Act of 1940, as amended. The New Sub-Advisory Agreement also provides that the New Sub-Adviser will be indemnified for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

The New Sub-Advisory Agreement provides that the New Sub-Adviser be compensated on an annual rate based on the average daily net assets of the Fund allocated to the New Sub-Adviser. The New Sub-Adviser is compensated from the management fee that the Adviser receives from the Fund. The New Sub-Adviser generally will bear the expenses it incurs in connection with its activities under the New Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund.

The Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the Adviser on not more than 60 days’ notice to NBW Capital; (ii) the Board or by vote of the holders of a majority of the Fund’s outstanding voting securities on not more than 60 days’ notice to NBW Capital; or (iii) NBW Capital on not less than 60 days’ notice to the Trust and the Sub-Adviser. The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. In addition, the New Sub-Advisory Agreement provides that it will terminate if the Advisory Agreement terminates for any reason.

Considerations of the Board

At the Meeting, the Advisor recommended the appointment of the New Sub-Adviser to serve as a new sub-adviser for the Fund. The recommendation of the New Sub-Adviser was based on, among other information, the Adviser’s review and due diligence report relating to the New Sub-Adviser and its investment advisory services. In the opinion of the Adviser, the proposed allocation to the New Sub-Adviser of a portion of the Fund’s assets would allow the New Sub-Adviser to effectively complement the Fund’s other sub-advisers — Wellington Management Company, LLP, Parametric Portfolio Associates, LLC, Mellon Capital Management Corporation, The Boston Company Asset Management, LLC and City of London Investment Group — which would be in the best interests of the Fund’s shareholders.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the New Sub-Advisory Agreement. The Board considered that the Adviser proposed to add the New Sub-Adviser to sub-advise the master limited partnership (“MLP”) portion of the Fund’s portfolio.  In determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials and other information, which included: (i) a copy of the New Sub-Advisory Agreement; (ii) the nature and quality of the investment advisory services to be provided by the New Sub-Adviser, including the experience and qualifications of the personnel providing such services; (iii) the investment strategies and investment style of New Sub-Adviser; (iv) the performance history of New Sub-Adviser; and (v) New Sub-Adviser’s financial condition, history of operations and ownership structure. In considering the approval of the New Sub-Advisory Agreement, the Board reviewed and analyzed various factors that they determined were relevant, including the factors enumerated below.  The Board also considered the substance of discussions with representatives of the Adviser at the Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services.  As to the nature, quality and extent of the services provided by the New Sub-Adviser, the Board noted the experience of the portfolio management and research personnel of the New Sub-Adviser, including its experience in the investment field, education and industry credentials. The Board discussed the financial condition of the New Sub-Adviser and reviewed supporting materials. The Board reviewed the presentation materials prepared by the New Sub-Adviser describing their investment process. The Board discussed the New Sub-Adviser’s compliance structure and broker selection process. The Board concluded that the New Sub-Adviser had sufficient quality and depth of personnel, resources, investment methods and compliance policies and procedures essential to performing their duties under the New Sub-Advisory Agreement.

Performance. The Board, including the Independent Trustees, noted that the New Sub-Adviser does not manage any other fund or account with a similar investment strategy and therefore could not consider the New Sub-Adviser’s past performance.

Fees, Expenses and Profitability.  As to the costs of the services to be provided and profits to be realized by the New Sub-Adviser, the Board discussed the sub-advisory fees and considered that the New Sub-Adviser is to be paid by the Adviser out of its advisory fees and not by the Fund.  The Board concluded that the sub-advisory fee to be paid to the New Sub-Adviser was reasonable in light of the anticipated quality of the services to be performed by it. The Board also believed, based on information that the Adviser provided, that the New Sub-Advisory Agreement has been negotiated at arm’s-length between the Adviser and the New Sub-Adviser. As to profitability, the Board discussed the total fees to be paid, and expected to be paid to the New Sub-Adviser based on the Fund’s current assets.  The Board further noted that, because all sub-advisory fees are paid by the Adviser, the overall advisory fees paid by the Fund are not directly affected by the sub-advisory fee. Consequently, the Board did not consider the costs of services provided by the New Sub-Adviser or its profitability to be significant factors.  The Board, however, did review and consider the impact of hiring the New Sub-Adviser on the Adviser’s profitability and concluded such impact and the Adviser’s profitability to be reasonable.  Based on all these factors, the Board concluded that the sub-advisory fees to be paid under the New Sub-Advisory Agreement were reasonable in light of the services to be provided thereunder.

Economies of Scale. Since the sub-advisory fee is not paid by the Fund, the Board did not consider whether the sub-advisory fee should reflect any potential economies of scale that might be realized as The Fund’s assets increase.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent legal counsel, concluded that the initial approval of the New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

Northern Lights Distributors, LLC (the “Distributor”), located at 17605 Wright Street, Omaha, NE 68130, serves as distributor (i.e., principal underwriter) of the Fund’s shares pursuant to a distribution agreement between the Trust and the Distributor.

MUFG Union Bank, N.A. (the “Custodian”), located at 400 California Street, San Francisco, CA 94104, serves as the custodian of the Fund’s assets pursuant to a Custody Agreement by and between the Custodian and the Trust on behalf of the Fund.

Gemini Fund Services (“GFS”), located at 17605 Wright Street, Omaha, NE 68130, acts as transfer, dividend disbursing, and shareholder servicing agent for the Fund pursuant to a written agreement with the Fund.

Payments to Affiliated Brokers

For the period ended November 30, 2014, [the Fund did not pay any commissions to affiliated brokers.]

Certain Beneficial Ownership

As of ___________, 2015, the Fund had [_________] total shares of beneficial interest issued and outstanding. Set forth below is information as to those shareholders known by the Trust to own of record or beneficially 5% or more of the indicated class of the Fund’s outstanding voting shares as of [______, 2015].

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held
Class A		%
Class C		%
Class I		%
Class R		%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund’s outstanding voting securities may be deemed a “control person” (as defined in the 1940 Act) of the Fund.

As of [__________, 2015], the Trustees and officers of the Trust, as a group, beneficially owned less than 1% of the Fund’s outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund’s proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.